Exhibit 99.1

Bunge Reports Second Quarter 2015 Results

White Plains, NY – July 30, 2015 – Bunge Limited (NYSE:BG)

•       Total adjusted segment EBIT of $152 million, down $266 million vs. last year

•       Agribusiness lower due to weak softseed processing and trading & distribution results

•       Food & Ingredients impacted by market slowdown in Brazil

•       YTD total adjusted segment EBIT of $525 million, up $32 million vs. last year

•       Combined Agri-Foods rolling 4Q ROIC of 9.6%; 2.6 points over WACC

•       Expect strong 2H in Agribusiness, improvement from 1H in Foods and combined full year Agri-Foods ROIC of ~10%

▶       Financial Highlights

	Quarter Ended		Six Months Ended

US$ in millions, except per share data	6/30/15	6/30/14	6/30/15	6/30/14
Net sales	$10,782	$16,793	$21,588	$30,254
Total segment EBIT (a)	$167	$418	$540	$493
Certain gains & (charges) (b)	$15	-	$15	-
Total segment EBIT, adjusted (a)	$152	$418	$525	$493
Agribusiness (c)	$134	$311	$464	$390
Oilseeds	$63	$229	$305	$306
Grains	$71	$82	$159	$84
Food & Ingredients (d)	$29	$90	$101	$144
Sugar & Bioenergy	$(12)	$6	$(35)	$(58)
Fertilizer	$1	$11	$(5)	$17
Net income (loss) per common share from continuing operations-diluted (a)	$0.50	$1.71	$2.11	$1.58
Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.51	$1.76	$2.12	$1.67

(a)    Total segment earnings before interest and tax (“EBIT”); net income (loss) per common share from continuing operations-diluted; and net income (loss) per common share from continuing operations-diluted, adjusted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)    Includes certain gains and charges included in segment EBIT.  See Additional Financial Information for detail.

(c)    See footnote 8 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)    Includes Edible Oil Products and Milling Products segments.

▶       Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Conditions in the second quarter were more challenging than expected. In Agribusiness, we experienced weak softseed margins, slow farmer selling outside of Brazil and a difficult trading & distribution environment. In Food & Ingredients, margins and volumes came under dramatic pressure in our Brazilian businesses, especially Edible Oils, as consumers adjusted to an environment of increasing unemployment, inflation and currency devaluation.

“Looking ahead to the second half of the year, we expect full-year Agribusiness EBIT to exceed $1 billion.  Demand for soy meal and soy oil remains solid, supporting a promising soy crush outlook.  The Brazilian safrinha corn crop is large and current local prices are encouraging famers to sell.  Based on present crop conditions in the Northern Hemisphere there should be ample supplies to drive high asset utilizations and an expansion in global trade. Food & Ingredients will show improvement from the first half of the year, but will fall short of last year’s second half. Sugar & Bioenergy is moving into its seasonally stronger period when sugar and ethanol production increases, and based on current strong domestic ethanol consumption in Brazil, we have increased confidence that we will end the year EBIT and cash flow positive.

“We also continue to make strides in driving greater efficiency through our performance improvement initiatives, having generated approximately $50 million of year-to-date benefits. The rolling four quarter ROIC for our core Agribusiness and Food operations is 9.6%, continuing to track well above our 7% cost of capital, and we expect returns of approximately 10% for the full year.”

▶       Second Quarter Results

Agribusiness

Significantly lower results in softseed processing and trading & distribution were the primary drivers of lower performance in the quarter. Soy processing results were comparable with last year.

In Oilseeds, Canadian canola processing margins were significantly weaker than an exceptionally strong prior-year period.  European softseed margins were down from last year driven by the combination of slow farmer selling and decreased vegetable oil demand.

In soy processing, results were higher in Asia, which recovered from depressed levels seen for most of 2014, and in the U.S., where utilizations and margins exceeded last year due to strong domestic and export demand.  Offsetting these improvements were lower results in Argentina and Brazil. While margins were good in both regions, they were not as strong as last year, and volumes in Argentina were impacted by strikes during May which delayed the start of peak season crushing.  Oilseed trading & distribution results were significantly lower in the quarter due to lower margins and volumes.

In Grains, results in grain origination were slightly lower as improved performance in Brazil, which benefited from a pick-up in farmer selling during the last half of June, were more than offset by weaker margins and volumes in North America and Argentina. Results were lower in grain trading & distribution due to weaker margins and volumes and less effective risk management strategies during the quarter.  Results in ocean freight were higher due to good execution and the reversal of approximately $10 million of mark-to-market losses on bunker fuel hedges that were incurred in the fourth quarter of last year.

Edible Oil Products

Lower results in the quarter were primarily due to market challenges in our Brazilian operation, which experienced a significant decrease in margins and lower volumes as consumers reduced spending and traded down to lower value products in response to the recessionary economy.  Results in our European operation were also down in the quarter largely due to the weak economic environment in certain countries, which more than offset the savings from our performance improvement initiatives.  In the U.S., excluding a $15 million charge related to restructuring our footprint, results were higher than last year driven by higher volumes and margins in both our refining and packaging operations.

Milling Products

The decrease in performance in the quarter was primarily due to lower results in our Brazilian wheat and U.S. corn milling operations.  In Brazil, we experienced a sharp reduction in volumes as customers, particularly food service, pulled back demand in response to the depressed economic environment.  In U.S. corn milling, slightly higher margins were more than offset by lower volumes as demand from ready-to-eat cereal and brewing industries remained soft.  Adjusting for a $4 million mark-to-market impact related to hedges on wheat inventory, which will reverse later in the year, results in our Mexican wheat milling operation were comparable to last year. Results in rice milling were also similar to the prior year.

Sugar & Bioenergy

The second quarter is typically a weak period for sugarcane milling operations as it marks the beginning of the harvest in the Center-South of Brazil when the sugar content of the cane is at its lowest level. Consequently, mills produce less sugar and ethanol per unit of sugarcane milled than they will in the second half of the year when the yield increases.

Sugarcane milling results were slightly lower than breakeven and last year, as higher sugar prices in Brazilian reais were offset by lower domestic ethanol and cogen prices. Trading & distribution performance was down slightly from last year, and results in our biofuel joint ventures were lower due to the less favorable U.S. ethanol production environment. Results in the quarter were impacted by a $7 million loss from our Brazilian renewable oils joint venture.

Fertilizer

Higher results in our Argentine fertilizer business were more than offset by lower results in our Brazilian port operation, which was impacted by lower volume and currency translation.

Cash Flow

Cash used by operations in the six months ended June 30, 2015 was $300 million compared to cash used of $791 million in the same period last year. The year-over-year variance primarily reflects higher earnings and a reduction in working capital primarily due to lower commodity prices.

Income Taxes

Excluding approximately $10 million of certain discrete tax items, the effective tax rate for the six months ended June 30, 2015 was approximately 26%.

▶       Outlook

Drew Burke, Chief Financial Officer, stated, “We expect a strong second half in Agribusiness with full year segment results exceeding $1 billion. In Oilseeds, margins are good in South America and in the U.S., solid underlying demand for soymeal and soyoil should continue to support a favorable crushing environment. While China soy crush margins have come down from the levels seen for most of the second quarter, they are well above where they were for most of last year.  European sunseed crush margins should improve with the arrival of harvest; however, rapeseed margins may continue to be hampered by smaller production and low vegetable oil prices.

“In Grains, the Brazilian safrinha corn harvest is underway and with the recent devaluation of the Brazilian real, farmer selling has picked up for both corn and soybeans.  Farmers in the U.S. and Black Sea have planted large crops, and based on current growing conditions should provide ample supplies to drive high asset utilizations.  While global grain supply and demand should be in relative balance, the reduced production in certain Northern Hemisphere regions could provide pockets of supply dislocation opportunities.

“In Food & Ingredients, we expect improvement from first half levels.  In Europe, margins should improve as new oilseed crops reset raw material costs.  In the U.S., we will continue to leverage the benefits from our performance improvement programs, and in Brazil, we are taking additional cost saving measures to address current market conditions. While our Brazilian food business will likely continue to face near term challenges, we expect to see improvement as we move through the year.

“In Sugar & Bioenergy, our sugarcane crop continues to develop well with favorable weather.  Based on current strong domestic demand for ethanol in Brazil, we are confident that we will finish the year profitable and free cash flow positive.”

▶       Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on July 30, 2015 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 40130348.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q2 2015 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on July 30, 2015, continuing through August 29, 2015.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 40130348.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

▶       About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶       Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

▶       Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on continuing operations for total segment EBIT, net income (loss) attributable to Bunge and earnings per share for the quarters ended June 30, 2015 and 2014.

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted

Quarter Ended June 30:	2015	2014	2015	2014	2015	2014
Continuing operations:
Agribusiness:
Reversal of export tax contingency (1)	$30	$-	$19	$-	$0.13	$-
Edible Oil Products:
Impairment of packaged oil facility (2)	(15)	-	(10)	-	(0.07)	-
Income Tax:
Income tax benefits (charges) (3)	-	-	(10)	(8)	(0.07)	(0.05)
Total	$15	$-	$(1)	$(8)	$(0.01)	$(0.05)

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted

Six Months Ended June 30:	2015	2014	2015	2014	2015	2014
Continuing operations:
Agribusiness:
Reversal of export tax contingency (1)	$30	$-	$19	$-	$0.13	$-
Edible Oil Products:
Impairment of packaged oil facility (2)	(15)	-	(10)	-	(0.07)	-
Income Tax:
Income tax benefits (charges) (3)	-	-	(10)	(13)	(0.07)	(0.09)
Total	$15	$-	$(1)	$(13)	$(0.01)	$(0.09)

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,

(In millions)	2015	2014	2015	2014
Net sales	$10,782	$16,793	$21,588	$30,254
Cost of goods sold	(10,247)	(16,000)	(20,343)	(29,047)
Gross profit	535	793	1,245	1,207
Selling, general and administrative expenses	(361)	(392)	(692)	(758)
Foreign exchange gains (losses)	16	14	9	36
Other income (expense)-net	(9)	1	(8)	7
EBIT attributable to noncontrolling interest	(14)	2	(14)	1
Total Segment EBIT (4)	167	418	540	493
Interest income	13	33	24	52
Interest expense	(57)	(76)	(110)	(155)
Income tax (expense) benefit (3)	(45)	(111)	(130)	(141)
Noncontrolling interest share of interest and tax	7	9	10	16
Income from continuing operations, net of tax	85	273	334	265
Income (loss) from discontinued operations, net of tax	1	15	15	10
Net income attributable to Bunge (5)	86	288	349	275
Convertible preference share dividends and other obligations	(14)	(16)	(28)	(30)
Net income available to Bunge common shareholders	$72	$272	$321	$245
Net income (loss) per common share diluted attributable to Bunge common shareholders (6):
Continuing operations	$0.50	$1.71	$2.11	$1.58
Discontinued operations	-	0.10	0.10	0.07
Net income (loss) per common share - diluted	$0.50	$1.81	$2.21	$1.65
Weighted–average common shares outstanding - diluted	145	155	145	148

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Six Months Ended

	June 30,		June 30,

(In millions, except volumes)	2015	2014	2015	2014
Volumes (in thousands of metric tons):
Agribusiness	32,802	35,004	64,046	66,678
Edible Oil Products	1,668	1,716	3,273	3,329
Milling Products	992	1,196	2,072	2,348
Sugar & Bioenergy	2,780	2,134	4,996	4,074
Fertilizer	216	221	333	358

Net sales:
Agribusiness	$7,744	$12,855	$15,655	$22,948
Edible Oil Products	1,667	2,099	3,315	4,027
Milling Products	409	553	855	1,088
Sugar & Bioenergy	881	1,186	1,628	2,030
Fertilizer	81	100	135	161
Total	$10,782	$16,793	$21,588	$30,254
Gross profit:
Agribusiness	$360	$522	$866	$775
Edible Oil Products	85	143	199	264
Milling Products	57	88	127	157
Sugar & Bioenergy	25	26	46	(10)
Fertilizer	8	14	7	21
Total	$535	$793	$1,245	$1,207
Selling, general and administrative expenses:
Agribusiness	$(201)	$(214)	$(385)	$(406)
Edible Oil Products	(89)	(96)	(170)	(195)
Milling Products	(34)	(42)	(65)	(79)
Sugar & Bioenergy	(30)	(37)	(60)	(76)
Fertilizer	(7)	(3)	(12)	(2)
Total	$(361)	$(392)	$(692)	$(758)
Foreign exchange gain (loss):
Agribusiness	$26	$3	$24	$19
Edible Oil Products	(1)	(1)	4	—
Milling Products	(2)	—	(4)	—
Sugar & Bioenergy	(7)	13	(15)	18
Fertilizer	—	(1)	—	(1)
Total	$16	$14	$9	$36
Segment earnings before interest and tax:
Agribusiness	$164	$311	$494	$390
Edible Oil Products	(6)	46	30	68
Milling Products	20	44	56	76
Sugar & Bioenergy	(12)	6	(35)	(58)
Fertilizer	1	11	(5)	17
Total (4)	$167	$418	$540	$493

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions)	2015	2014
Assets
Cash and cash equivalents	$426	$362
Time deposits under trade structured finance program	241	1,343
Trade accounts receivable, net	1,933	1,840
Inventories (7)	5,443	5,554
Other current assets	3,775	3,982
Total current assets	11,818	13,081
Property, plant and equipment, net	5,134	5,626
Goodwill and other intangible assets, net	577	605
Investments in affiliates	284	294
Other non-current assets	1,616	1,826
Total assets	$19,429	$21,432
Liabilities and Equity
Short-term debt	$1,201	$594
Current portion of long-term debt	908	408
Letter of credit obligations under trade structured finance program	241	1,343
Trade accounts payable	3,384	3,248
Other current liabilities	2,487	3,111
Total current liabilities	8,221	8,704
Long-term debt	2,496	2,855
Other non-current liabilities	1,046	1,146
Total liabilities	11,763	12,705
Redeemable noncontrolling interest	36	37
Total equity	7,630	8,690
Total liabilities and equity	$19,429	$21,432

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,

(In millions)	2015	2014
Operating Activities
Net income (5)	$353	$258
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	21	4
Foreign exchange loss (gain) on debt	(182)	62
Depreciation, depletion and amortization	267	286
Other, net	78	(18)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(192)	(835)
Inventories	(125)	(298)
Prepayments and advances to suppliers	(118)	68
Advances on sales	(143)	(94)
Net unrealized gain/loss on derivative contracts	(198)	(9)
Margin deposits	(118)	73
Trade accounts payable and accrued liabilities	215	(219)
Other, net	(158)	(69)
Cash provided by (used for) operating activities	(300)	(791)
Investing Activities
Payments made for capital expenditures	(222)	(351)
Acquisitions of businesses (net of cash acquired)	(52)	(12)
Proceeds from sales of investments	199	225
Payments for investments	(134)	(112)
Payments for investments in affiliates	(17)	(28)
Other, net	-	24
Cash provided by (used for) investing activities	(226)	(254)
Financing Activities
Net borrowings (repayments) of short-term debt	652	727
Net proceeds (repayments) of long-term debt	307	408
Proceeds from sales of common shares	25	13
Repurchases of common shares	(200)	(200)
Dividends paid	(116)	(105)
Other, net	(17)	(17)
Cash provided by (used for) financing activities	651	826
Effect of exchange rate changes on cash and cash equivalents	(61)	-
Net increase (decrease) in cash and cash equivalents	64	(219)
Cash and cash equivalents, beginning of period	362	742
Cash and cash equivalents, end of period	$426	$523

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2015	2014	2015	2014
Total segment EBIT	$167	$418	$540	$493
Interest income	13	33	24	52
Interest expense	(57)	(76)	(110)	(155)
Income tax expense	(45)	(111)	(130)	(141)
Income from discontinued operations, net of tax	1	15	15	10
Noncontrolling interest share of interest and tax	7	9	10	16
Net income attributable to Bunge	$86	$288	$349	$275

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation of earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Continuing operations:
Net income (loss) per common share - diluted (excluding certain gains & charges and discontinued operations)	$0.51	$1.76	$2.12	$1.67
Certain gains & charges (see Additional Financial Information section)	(0.01)	(0.05)	(0.01)	(0.09)
Net income (loss) per common share from continuing operations	0.50	1.71	2.11	1.58

Discontinued operations	-	0.10	0.10	0.07

Net income per common share-diluted	$0.50	$1.81	$2.21	$1.65

„  Notes

Agribusiness:

(1)             2015 EBIT includes a pre-tax reversal of an export tax contingency of $30 million recorded during the quarter ended June 30, 2015.

Edible Oil Products:

(2)             2015 EBIT includes a pre-tax impairment charge of $15 million related to the announced closure of a U.S. packaged oil plant, recorded during the quarter ended June 30, 3015.

Income Tax:

(3)             2015 income tax benefits (charges) includes charges of $10 million recorded during the quarter ended June 30, 2015, related to $6 million for uncertain income tax positions in North America and South America and $4 million related to the finalization of a tax audit in Asia.

2014 income tax benefits (charges) includes charges of $13 million recorded during the six months ended June 30, 2014, primarily related to $7 million ($2 million in the second quarter) for an uncertain income tax position in North America and $4 million in the second quarter related to the finalization of a tax audit in Europe.

Notes to the Financial Tables:

(4)             See Reconciliation of Non-GAAP Measures.

(5)             A reconciliation of net income attributable to Bunge is as follows:

	Six Months Ended
	June 30,
	2015	2014
Net income attributable to Bunge	$349	$275
EBIT attributable to noncontrolling interest	14	(1)
Noncontrolling interest share of interest and tax	(10)	(16)
Net income	$353	$258

(6)             Approximately 2 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2015. Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2015.

Approximately 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2014. Approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of common shares outstanding for the six months ended June 30, 2014.

(7)             Includes readily marketable inventories of $4,411 million and $4,409 million at June 30, 2015 and December 31, 2014, respectively. Of these amounts $3,389 million and $2,937 million, respectively, are attributable to merchandising activities.

(8)             The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.